Exhibit 23(j)





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Capital Management Investment Trust (comprising The Capital Management Mid-Cap Fund and The Capital Management Small-Cap Fund): We consent to the use in Post-Effective Amendment No. 14 to Registration Statement No. 33-85242 of our report dated January 19, 2006, appearing in the Annual Report for the year ended November 30, 2005, and to the reference to us under the heading "Financial Highlights" in the Prospectuses, which are part of such Registration Statement.


 /s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 30, 2006